Exhibit 99.1

MIMEDX Announces Conversion of Outstanding Series B Convertible Preferred Stock to Common Stock

MARIETTA, Ga., December 28, 2023 — MiMedx Group, Inc. (Nasdaq: MDXG) (“MIMEDX” or the “Company”) today announced that its outstanding 95,000 shares of Series B Convertible Preferred Stock (the “Preferred Stock”), together with any accrued dividends, were automatically converted into shares of the Company’s Common Stock on December 22, 2023, in accordance with the Preferred Stock terms set forth in the Company’s Articles of Incorporation. As a result of this conversion, approximately 30 million shares of Common Stock have been added to the Company’s share count. The conversion of the shares ends the dividend accrual associated with the Preferred Stock.

Commenting on the conversion, MIMEDX Chief Executive Officer, Joseph H. Capper stated, “Today marks an important milestone in our journey to improve MIMEDX’s financial profile. The Preferred Stock conversion, triggered by the Company’s increased Common Stock share price and following the third anniversary of the Preferred Stock financing transaction in July of 2020, simplifies our balance sheet and eliminates an ongoing dividend payment obligation.”

Mr. Capper continued, “By infusing much-needed financial support during a critical phase in the Company’s evolution, EW Healthcare Partners and Hayfin Capital Management provided MIMEDX with the resources necessary to reshape the Company and position it for growth well into the future. As a result, we are now starting to generate momentum and believe our most exciting times are still ahead of us, as we continue to grow and innovate. We are eternally grateful to these two exceptional partners and for the support they have provided MIMEDX.”

Martin P. Sutter, co-founder and managing director of EW Healthcare Partners, stated, “We are delighted with the progress MIMEDX has made since our initial investment, and particularly over the course of 2023, which has been marked by significant commercial momentum and disciplined expense controls. EW Healthcare Partners looks forward to continuing its long-term support as MIMEDX seeks to cement its leadership position in the industry.”

About MIMEDX

MIMEDX is a pioneer and leader focused on helping humans heal. With more than a decade of helping clinicians manage chronic and other hard-to-heal wounds, MIMEDX is dedicated to providing a leading portfolio of products for applications in the wound care, burn, and surgical sectors of healthcare. The Company’s vision is to be the leading global provider of healing solutions through relentless innovation to restore quality of life. For additional information, please visit www.mimedx.com.

Forward Looking Statements

This press release may contain statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the future operating performance of MIMEDX and MIMEDX’s pursuit of growth and innovation. Additional forward-looking statements may be identified by words such as “believe,” “expect,” “may,” “plan,” “goal,” “outlook,” “potential,” “will,” “preliminary,” and similar expressions, and are based on management’s current beliefs and expectations. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Important factors that could cause such differences are described in MIMEDX’s periodic filings with the Securities and Exchange Commission. Any forward looking statements speak only as of the date of this press release and MIMEDX assumes no obligation to update any forward looking statement.

Contact:

Matt Notarianni

Investor Relations

470-304-7291

mnotarianni@mimedx.com